    As filed with the Securities and Exchange Commission on January 28, 1998
                                                     Registration No. 333-______

                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON D.C.  20549

                         --------------------------

                                  FORM S-8
                             REGISTRATION STATEMENT
                      UNDER  THE SECURITIES ACT OF 1933

                         --------------------------

                               WORLDCOM, INC.
             (Exact name of registrant as specified in its charter)

          GEORGIA                                          58-1521612
 (State or other jurisdiction of                        (I.R.S. Employer
 incorporation or organization)                         Identification No.)

                             515 EAST AMITE STREET
                        JACKSON, MISSISSIPPI 39201-2702
                         (Address, including zip code,
                  of registrant's principal executive offices)



                  WORLDCOM/BROOKS FIBER 1993 STOCK OPTION PLAN
                WORLDCOM/BROOKS FIBER 1997 STOCK INCENTIVE PLAN
--------------------------------------------------------------------------------
                          (Full title of the plan(s))

                            P. BRUCE BORGHARDT, ESQ.
                                 WORLDCOM, INC.
                      10777 SUNSET OFFICE DRIVE, SUITE 330
                           ST. LOUIS, MISSOURI 63127
                                 (314) 909-4100
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                        CALCULATION OF REGISTRATION FEE



-------------------------------------------------------------------------------------------------------------------------
                                                    Proposed maximum         Proposed maximum
   Title of securities        Amount to be         offering price per       aggregate offering          Amount of
    to be registered           registered                share(1)                price(1)           registration fee
-------------------------------------------------------------------------------------------------------------------------
  Common stock, $0.01
  par value, and                4,308,568              $12.1136                $52,192,118              $15,397
  associated preferred          shares (3)
  stock purchase
  rights (2)
-------------------------------------------------------------------------------------------------------------------------

----------------------------------

(1) Computed pursuant to Rule 457(c) and Rule 457(h) solely for the purpose of determining the registration fee. Proposed maximum offering price represents (i) the weighted average price per share based on the exercise price of stock options already granted and (ii) the average high and low reported market prices of the Registrant's Common Stock reported on the Nasdaq National Market on January 21, 1998 with respect to securities for which options have not been granted.

(2) Each share of Common Stock also represents one preferred stock purchase right. Preferred stock purchase rights cannot trade separately from the underlying common stock and, therefore, do not carry a separate price or necessitate an additional filing fee.

(3) This Registration Statement also covers such additional shares of Common Stock as may be issuable pursuant to antidilution provisions.

                                    PART II

                          INFORMATION REQUIRED IN THE
                             REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

         The following documents filed with the Securities and Exchange Commission by WorldCom, Inc. ("WorldCom" or the "Company") (formerly Resurgens Communications Group, Inc.) under File No. 0-11258 (formerly File No. 1-10415) pursuant to the Exchange Act are incorporated herein by reference:

         (a) (1) WorldCom's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 (the "WorldCom 1996 Form 10-K");

             (2) WorldCom's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997; June 30, 1997 and September 30, 1997;

             (3) WorldCom's Current Reports on Form 8-K dated August 25,
                 1996 (filed August 26, 1996 and as amended on Form 8-K/A filed November 4, 1996 and November 20, 1996 and December 19, 1997), December 31, 1996 (filed January 15, 1997), March 18, 1997 (filed March 24, 1997), March 26, 1997 (filed April 2, 1997) May 22, 1997 (filed June 6, 1997), June 30, 1997 (filed July
                 7, 1997), August 5, 1997 (filed August 5, 1997),   August 8,
                 1997 (filed August 11, 1997), August 22, 1997 (filed August 25, 1997), August 28, 1997 (filed September 10, 1997),
                 September 7, 1997 (filed September 17, 1997), October 1, 1997 (filed October 2, 1997), October 3, 1997 (filed October 3,
                 1997), October 9, 1997 (filed October 10, 1997), October 10, 1997 (filed October 14, 1997), October 14, 1997 (filed October 14, 1997), October 15, 1997 (filed October 16, 1997), October 16, 1997 (filed October 17, 1997), October 23, 1997 (filed
                 October 23, 1997), October 31, 1997 (filed November 3, 1997) and November 9, 1997 (filed November 12, 1997 and as amended on Form 8-K/A-1 filed January 27, 1998 and Form 8-K/A-2 January 28, 1998);

             (4) the description of WorldCom's (formerly Resurgens')
                 Common Stock as contained in Item 1 of Resurgens' Registration Statement on Form 8-A dated December 12, 1989, as updated by the descriptions contained in WorldCom's Registration Statement on Form S-4 (File No. 333-16015), as declared effective by the Commission on November 14, 1996, which includes the Joint Proxy Statement/Prospectus dated November 14, 1996 with respect to WorldCom's Special Meeting of Shareholders held on December 20, 1996, under the following captions: "Description of WorldCom Capital Stock" and "Comparative Rights of Shareholders";

             (5) the description of WorldCom's Preferred Stock Purchase
                 Rights contained in WorldCom's Registration Statement on Form 8-A dated August 26, 1996, as updated by WorldCom's Current Report on Form 8-K dated May 22, 1997 (filed June 6, 1997); and

             (6) the descriptions of the WorldCom Series A 8% Cumulative
                 Convertible Preferred Stock ("WorldCom Series A Preferred Stock"), the WorldCom Series B Convertible Preferred Stock ("WorldCom Series B Preferred Stock") and the WorldCom Depositary Shares ("WorldCom Depositary Shares") contained in WorldCom's Registration Statements on Form 8-A dated November 13, 1996.

         All documents filed by WorldCom with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document incorporated or deemed to be incorporated by reference, which statement is also incorporated herein by reference, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.  DESCRIPTION OF SECURITIES.

         Not applicable.

ITEM 5.  INTEREST OF NAMED EXPERTS AND COUNSEL.

         Not applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 14-2-202(b)(4) of the Georgia Business Corporation Code (the "Georgia Code") provides that a corporation's articles of incorporation may include a provision that eliminates or limits the personal liability of directors for monetary damages to the corporation or its shareholders for any action taken, or any failure to take any action, as a director, provided, however, that the Section does not permit a corporation to eliminate or limit the liability of a director for appropriating, in violation of his or her duties, any business opportunity of the corporation, for acts or omissions including intentional misconduct or a knowing violation of law, receiving from any transaction an improper personal benefit, or voting for or assenting to an unlawful distribution (whether as a dividend, stock repurchase or redemption, or otherwise) as provided in Section 14-2-832 of the Georgia Code. Section 14-2- 202(b)(4) also does not eliminate or limit the rights of WorldCom or any shareholder to seek an injunction or other nonmonetary relief in the event of a breach of a director's duty to the corporation and its shareholders. Additionally, Section 14-2-202(b)(4) applies only to claims against a director arising out of his or her role as a director, and does not relieve a director from liability arising from his or her role as an officer or in any other capacity.

         The provisions of Article Ten of WorldCom's Second Amended and Restated Articles of Incorporation are similar in all substantive respects to those contained in Section 14-2-202(b)(4) of the Georgia Code as outlined above. Article Ten further provides that the liability of directors of WorldCom shall be limited to the fullest extent permitted by amendments to Georgia law.

         Sections 14-2-850 to 14-2-859, inclusive, of the Georgia Code govern the indemnification of directors, officers, employees, and agents. Section 14-2-851 of the Georgia Code permits indemnification of a director of WorldCom for liability incurred by him or her in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including, subject to certain limitations, civil actions brought as derivative actions by or in the right of WorldCom) in which he or she is made a party by reason of being a director of WorldCom and of directors who, at the request of WorldCom, act as directors, officers, partners, trustees, employees or agents of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The Section permits indemnification if the director acted in good faith and reasonably believed (a) in the case of conduct in his or her official capacity, that such conduct was in the best interests of the corporation, (b) in all other cases other than a criminal proceeding, that such conduct was at least not opposed to the best interests of the corporation, and (c) in the case of a criminal proceeding, that he or she had no reasonable cause to believe his or her conduct was unlawful. If the required standard of conduct is met, indemnification may include judgments, settlements, penalties, fines or reasonable expenses (including attorneys' fees) incurred with respect to a proceeding.

         A Georgia corporation may not indemnify a director under Section 14-2-851 (i) in connection with a proceeding by or in the right of the corporation, except for reasonable expenses incurred by such director in connection with the proceeding provided it is determined that such director met the relevant standard of conduct set forth above, or (ii) in connection with any proceeding with respect to conduct for which such director was adjudged liable on the basis that he or she received an improper personal benefit.

         Prior to indemnifying a director under Section 14-2-851 of the Georgia Code, a determination must be made that the director has met the relevant standard of conduct. Such determination must be made by: (i) a majority vote of a quorum consisting of directors not at that time parties to the suit; (ii) a duly designated committee of directors; (iii) duly selected special legal counsel; or (iv) a vote of the shareholders, excluding shares owned by or voted under the control of directors who are at the time parties to the suit.

         A Georgia corporation may, before final disposition of a proceeding, advance funds to pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding because he or she is a director, provided that such director delivers to the corporation a written affirmation of his or her good faith belief that he or she met the relevant standard of conduct described in Section 14-2-851 of the Georgia Code, or that the proceeding involves conduct for which such director's liability has been properly eliminated by action of the corporation, and a written undertaking by the director to repay any funds advanced if it is ultimately determined that such director was not entitled to such indemnification. Section 14-2-852 of the Georgia Code provides that directors who are successful with respect to any claim brought against them, which claim is brought because they are or were directors of WorldCom, are entitled to mandatory indemnification against reasonable expenses incurred in connection therewith.

         The Georgia Code also allows a Georgia corporation to indemnify directors made a party to a proceeding without regard to the above-referenced limitations, if authorized by the articles of incorporation or a bylaw, contract, or resolution duly adopted by a vote of the shareholders of the corporation by a majority of votes entitled to be cast, excluding shares owned or voted under the control of the director or directors who are not disinterested, and to advance funds to pay for or reimburse reasonable expenses incurred in the defense thereof, subject to restrictions similar to the restrictions described in the preceding paragraph; provided, however, that the corporation may not indemnify a director adjudged liable (1) for any appropriation, in violation of his or her duties, of any business opportunity of WorldCom, (2) for acts or omissions which involve intentional misconduct or a knowing violation of law, (3) for unlawful distributions under Section 14-2-832 of the Georgia Code, or (4) for any transaction in which the director obtained an improper personal benefit.

         Section 14-2-857 of the Georgia Code provides that an officer of WorldCom (but not an employee or agent generally) who is not a director has the mandatory right of indemnification granted to directors under Section 14-2-852, as described above. In addition, WorldCom may, as provided by WorldCom's Second Amended and Restated Articles of Incorporation, WorldCom's Bylaws, general or specific actions by its board of directors or contract, indemnify and advance expenses to an officer, employee or agent who is not a director to the extent that such indemnification is consistent with public policy.

         The indemnification provisions of Article X of WorldCom's Bylaws and Article Eleven of WorldCom's Second Amended and Restated Articles of Incorporation are consistent with the foregoing provisions of the Georgia Code. However, WorldCom's Second Amended and Restated Articles of Incorporation prohibit indemnification of a director who did not believe in good faith that his or her actions were in, or not contrary to, WorldCom's best interests. WorldCom's Bylaws extend the indemnification available to officers under the Georgia Code to employees and agents.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to such provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is therefore unenforceable.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

         Not applicable.

ITEM 8.  EXHIBITS.

         Reference is made to the Exhibit Index.

ITEM 9.  UNDERTAKINGS.

         (a)     The undersigned registrant hereby undertakes:

                 (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                                  provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to
                                  Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                 (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                 (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the registrant or expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it isagainst public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

                 Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it is has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jackson, State of Mississippi on January 27, 1998.

                                              WORLDCOM, INC.



                                              By:   /s/ Scott D. Sullivan
                                                  ----------------------------
                                                    Scott D. Sullivan
                                                    Chief Financial Officer

                               POWER OF ATTORNEY

          Each person whose signature appears below hereby constitutes and appoints Bernard J. Ebbers, John W. Sidgmore, Scott D. Sullivan, and Charles T. Cannada, and each of them (with full power to each of them to act alone), his true and lawful attorneys in fact and agents for him and on his behalf and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with exhibits and any and all other documents filed with respect thereto, with the Securities and Exchange Commission (or any other governmental or regulatory authority), granting unto said attorneys, and each of them, full power and authority to do and to perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as he himself might or could do if personally present, hereby ratifying and confirming all that said attorneys in fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

                 Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


           Name                                             Title                                  Date
           ----                                             -----                                  ----

/s/ Carl J. Aycock                                         Director                            January 27, 1998
-------------------------------------------
            Carl J. Aycock



/s/ Max E. Bobbitt                                         Director                           January 27, 1998
-------------------------------------------
            Max E. Bobbitt



/s/ Bernard J. Ebbers                                      Director, President and            January 27, 1998
-------------------------------------------                Chief Executive Officer
            Bernard J. Ebbers                             (Principal Executive Officer)


/s/ Francesco Galesi                                       Director                           January 27, 1998
-------------------------------------------
            Francesco Galesi

                 Name                                  Title                                 Date
                 ----                                  -----                                 ----
/s/ Richard R. Jaros                                Director                           January 27, 1998
------------------------------------------
               Richard R. Jaros



/s/ Stiles A. Kellett, Jr.                          Director                           January 27, 1998
-----------------------------------------
               Stiles A. Kellett, Jr.



/s/ David C. McCourt                                Director                           January 27, 1998
-----------------------------------------
               David C. McCourt



/s/ John A. Porter                                  Director                           January 27, 1998
-----------------------------------------
               John A. Porter



/s/ John W. Sidgmore                                Director                           January 27, 1998
-----------------------------------------
              John W. Sidgmore



/s/ Scott D. Sullivan                               Director and Chief Financial       January 27, 1998
-----------------------------------------           Officer (Principal Financial
               Scott D. Sullivan                    Officer and Principal
                                                    Accounting Officer)


/s/ Lawrence C. Tucker                              Director                           January 27, 1998
-----------------------------------------
               Lawrence C. Tucker

                                 EXHIBIT INDEX


EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
  4.1                    Second Amended and Restated Articles of Incorporation of WorldCom (including preferred stock designations) as of December 31, 1996 (incorporated herein by reference to Exhibit 3.1 to the Current Report on Form 8-K of WorldCom (File No.
                         0-11258) dated December 31, 1996 (filed January 15, 1997))

  4.2                    Restated Bylaws of WorldCom (incorporated herein by reference to Exhibit 4.2 to the Annual Report on Form 10-K filed by WorldCom (File No. 0-11258) for the fiscal year ended December 31, 1996)

  4.3                    Form of Deposit Agreement between WorldCom, The Bank of New York and the holders from time to time of the Depositary Shares representing 1/100 of a share of
                         WorldCom Series A Preferred Stock (the "WorldCom Depositary Shares") (incorporated herein by reference to Exhibit 4.5 to Registrant Statement on Form S-4 filed by
                         WorldCom (Registration No. 333-16015))

  4.4                    Form of certificate representing WorldCom Depositary Shares (incorporated herein by reference to Exhibit A to the Deposit Agreement filed as Exhibit 4.5 to
                         Registration Statement on Form S-4 filed by WorldCom (Registration No. 333-16015))

  4.5                    Rights Agreement dated as of August 25, 1996 between the Company and The Bank of
                         New York, which includes the form of Certificate of Designations, setting forth the terms of the Series 3 Junior Participating Preferred Stock, par value $.01 per share, as Exhibit A, the form of Rights Certificate as Exhibit B and the Summary of Preferred Stock Purchase Rights as Exhibit C (incorporated herein by reference to Exhibit 4 to the Current Report on Form 8-K dated August 26, 1996 (as amended on Form 8 K/A filed August 31, 1996) filed by the Company with the Securities and
                         Exchange Commission on August 26, 1996 (as amended on Form 8 K/A filed on August
                         31, 1996) File No. 0-11258))

  4.6                    Amendment No. 1 to Rights Agreement dated as of May 22, 1997 by and between
                         WorldCom, Inc. and The Bank of New York, as Rights Agreement (incorporated herein by reference to Exhibit 4.2 of WorldCom's Current Report on Form 8-K dated May 22,
                         1997 (filed June 5, 1997))

  5.1                    Opinion of William E. Anderson as to the legality of the Securities to be issued

 23.1                    Consent of Arthur Anderson LLP

 23.2                    Consent of Coopers & Lybrand LLP

 23.3                    Consent of Arthur Andersen LLP

 23.4                    Consent of Arthur Andersen LLP

 23.5                    Consent of Price Waterhouse LLP

 23.6                    Consent of William E. Anderson, Esq. (included in Exhibit 5.1)

 24.1                    Power of Attorney (included in Signature Pages)